EXHIBIT 99.1

CSX CORPORATION

POLICY REGARDING
SHAREHOLDER APPROVAL OF SEVERANCE AGREEMENTS

It is the Policy of the Board of Directors (the “Board”) of CSX Corporation (the “Corporation”) that the Corporation shall not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Corporation’s shareholders.

For purposes of this Policy the following terms shall have the following meanings:

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement) and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made or special benefits or perquisites provided following and as a result of the termination of such Senior Executive’s employment. Notwithstanding the foregoing, the term “Benefits” does not include (a) the value of any accelerated vesting of any outstanding equity-based award, (b) a pro-rata portion (based on the portion of the performance period elapsed through the date of termination) of the value of any accelerated vesting of any outstanding long-term cash-based incentive award, (c) compensation and benefits earned, accrued or otherwise provided for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment), and (d) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Corporation applicable to one or more groups of employees in addition to the Senior Executives.

“Future Severance Agreement” means an employment agreement between the Corporation (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Corporation (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Corporation (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Corporation (or one of its subsidiaries), in either case, entered into on or after January 1, 2005, and includes any material modification increasing benefits under any such agreement with a Senior Executive that is in effect as of such date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Corporation or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934.

“Severance Benefits Limitation” means 2.99 times the sum of (i) the Senior Executive’s annual base salary as in effect immediately prior to the date of the Senior Executive’s termination of employment plus (ii) the Senior Executive’s highest annual bonus awarded to the Senior Executive by the Corporation in any of the three full fiscal years of the Corporation immediately preceding the fiscal year in which the Senior Executive’s termination of employment occurs. For purposes of clause (ii) of the preceding sentence, the amount of annual bonus shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

The Board shall have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Corporation, provided that any such action shall be promptly disclosed.

January 1, 2005

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